WORLD MONITOR TRUST III SERIES G CLASS 1

Unaudited Account Statement

For the Month Ending September 30, 2007

Dear Interest Holder:

Enclosed is the report for the period of September 30, 2007 for World Monitor Trust III Series G Class 1. The net asset value of an interest as of September 30, 2007 was $107.75, an increase of +4.90% from the August 31, 2007 value of $102.73. The calendar year-to-date return for World Monitor Trust III Series G Class 1 was an increase of +7.56% as of September 30, 2007.

STATEMENT OF INCOME(LOSS)

Trading Income (Loss)
Realized Trading Gain/(Loss)	($41,606.97)
Change in Unrealized Gain/(Loss)	$88,017.06
Gain/(Loss) on Other Investments	$8,557.38
Brokerage Commission	($204.62)

Total Trading Income	$54,762.85
Expenses
Audit Fees	$0.00
Administrative and Legal Fees	$324.33
Management Fees	$433.05
Advisory Fees	$2,280.46
Offering Fees	$0.00
Incentive Fees	$0.00
Other Expenses	$4,005.23

Total Expenses	$7,043.07
Interest Income	$3,156.52
Net Income(Loss) from the Period	$50,876.30

STATEMENT OF CHANGES IN NET ASSET VALUE (NAV)

	Total	NAV Per Unit
Beginning of Month	$1,039,323.52	$102.73
Addition	$54,500.00
Withdrawal	$0.00
Net Income/(Loss)	$50,876.30

Month End	$1,144,699.82	$107.75
Monthly Rate of Return	4.90%
Year to Date Rate of Return	7.56%

Should you have any questions, please contact your Financial Advisor. For account status inquiries, contact Preferred Investment Solutions Corp. Client Services at (914)307-4000.

To the best of our knowledge and belief, the information above is accurate and complete:

Kenneth A. Shewer, Chairman	Marc S. Goodman, President

Preferred Investment Solutions Corp., Managing Owner of

World Monitor Trust III Series G Class 1

WORLD MONITOR TRUST III SERIES J CLASS 1

Unaudited Account Statement

For the Month Ending September 30, 2007

Dear Interest Holder:

Enclosed is the report for the period of September 30, 2007 for World Monitor Trust III Series J Class 1. The net asset value of an interest as of September 30, 2007 was $102.00, an increase of +2.80% from the August 31, 2007 value of $99.22. The calendar year-to-date return for World Monitor Trust III Series J Class 1 was an increase of +3.87% as of September 30, 2007.

STATEMENT OF INCOME(LOSS)

Trading Income (Loss)
Realized Trading Gain/(Loss)	($3,242,368.60)
Change in Unrealized Gain/(Loss)	$5,272,779.89
Gain/(Loss) on Other Investments	$198,910.41
Brokerage Commission	($14,928.95)

Total Trading Income	$2,214,392.75
Expenses
Audit Fees	$0.00
Administrative and Legal Fees	$7,156.24
Management Fees	$29,522.57
Advisory Fees	$138,368.25
Offering Fees	$0.00
Incentive Fees	$37,800.71
Other Expenses	$233,288.79

Total Expenses	$446,136.56
Interest Income	$214,899.55
Net Income(Loss) from the Period	$1,983,155.74

STATEMENT OF CHANGES IN NET ASSET VALUE (NAV)

	Total	NAV Per Unit
Beginning of Month	$70,854,172.65	$99.22
Addition	$561,704.00
Withdrawal	($1,988,497.15)
Net Income/(Loss)	$1,983,155.74

Month End	$71,410,535.24	$102.00
Monthly Rate of Return	2.80%
Year to Date Rate of Return	3.87%

Should you have any questions, please contact your Financial Advisor. For account status inquiries, contact Preferred Investment Solutions Corp. Client Services at (914)307-4000.

To the best of our knowledge and belief, the information above is accurate and complete:

Kenneth A. Shewer, Chairman	Marc S. Goodman, President

Preferred Investment Solutions Corp., Managing Owner of

World Monitor Trust III Series J Class 1

WORLD MONITOR TRUST III SERIES G CLASS 2

Unaudited Account Statement

For the Month Ending September 30, 2007

Dear Interest Holder:

Enclosed is the report for the period of September 30, 2007 for World Monitor Trust III Series G Class 2. The net asset value of an interest as of September 30, 2007 was $107.73, an increase of +5.10% from the August 31, 2007 value of $102.50. The calendar year-to-date return for World Monitor Trust III Series G Class 2 was an increase of +8.77% as of September 30, 2007.

STATEMENT OF INCOME(LOSS)

Trading Income (Loss)
Realized Trading Gain/(Loss)	($32,788.01)
Change in Unrealized Gain/(Loss)	$69,361.09
Gain/(Loss) on Other Investments	$6,743.57
Brokerage Commission	($161.25)

Total Trading Income	$43,155.40
Expenses
Audit Fees	$0.00
Administrative and Legal Fees	$255.59
Management Fees	$339.00
Advisory Fees	$1,797.10
Offering Fees	$0.00
Incentive Fees	$0.00
Other Expenses	$1,779.36

Total Expenses	$4,171.05
Interest Income	$2,476.25
Net Income(Loss) from the Period	$41,460.60

STATEMENT OF CHANGES IN NET ASSET VALUE (NAV)

	Total	NAV Per Unit
Beginning of Month	$813,602.58	$102.50
Addition	$0.00
Withdrawal	$0.00
Net Income/(Loss)	$41,460.60

Month End	$855,063.18	$107.73
Monthly Rate of Return	5.10%
Year to Date Rate of Return	8.77%

Should you have any questions, please contact your Financial Advisor. For account status inquiries, contact Preferred Investment Solutions Corp. Client Services at (914)307-4000.

To the best of our knowledge and belief, the information above is accurate and complete:

Kenneth A. Shewer, Chairman	Marc S. Goodman, President

Preferred Investment Solutions Corp., Managing Owner of

World Monitor Trust III Series G Class 2

WORLD MONITOR TRUST III SERIES J CLASS 2

Unaudited Account Statement

For the Month Ending September 30, 2007

Dear Interest Holder:

Enclosed is the report for the period of September 30, 2007 for World Monitor Trust III Series J Class 2. The net asset value of an interest as of September 30, 2007 was $101.94, an increase of +2.87% from the August 31, 2007 value of $99.10. The calendar year-to-date return for World Monitor Trust III Series J Class 2 was an increase of +5.40% as of September 30, 2007.

STATEMENT OF INCOME(LOSS)

Trading Income (Loss)
Realized Trading Gain/(Loss)	($224,241.75)
Change in Unrealized Gain/(Loss)	$362,846.53
Gain/(Loss) on Other Investments	$13,220.25
Brokerage Commission	($1,031.31)

Total Trading Income	$150,793.72
Expenses
Audit Fees	$0.00
Administrative and Legal Fees	$474.16
Management Fees	$2,075.62
Advisory Fees	$9,524.48
Offering Fees	$0.00
Incentive Fees	$2,657.62
Other Expenses	$8,099.15

Total Expenses	$22,831.03
Interest Income	$14,831.69
Net Income(Loss) from the Period	$142,794.38

STATEMENT OF CHANGES IN NET ASSET VALUE (NAV)

	Total	NAV Per Unit
Beginning of Month	$4,981,478.00	$99.10
Addition	$485,000.00
Withdrawal	$0.00
Net Income/(Loss)	$142,794.38

Month End	$5,609,272.38	$101.94
Monthly Rate of Return	2.87%
Year to Date Rate of Return	5.40%

Should you have any questions, please contact your Financial Advisor. For account status inquiries, contact Preferred Investment Solutions Corp. Client Services at (914)307-4000.

To the best of our knowledge and belief, the information above is accurate and complete:

Kenneth A. Shewer, Chairman	Marc S. Goodman, President

Preferred Investment Solutions Corp., Managing Owner of

World Monitor Trust III Series J Class 2